INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No.7 to Registration Statement No.33-57186 on Form S-6 of Pruco Life of New Jersey Variable Appreciable Account of Pruco Life Insurance Company of New Jersey of our report dated February 15, 1996, relating to the financial statements of the Flexible Managed and Conservative Balanced subaccounts of Pruco Life of New Jersey Variable Appreciable Account, and of our report dated December 19, 1996, relating to the financial statements of Pruco Life Insurance Company of New Jersey appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
Parsippany, New Jersey
April 25, 1997



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